UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2010

VOLCANO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52045	33-0928885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 Valley Centre Drive, Suite 200 San Diego, California		92130
(Address of principal executive offices)		(Zip Code)

(800) 228-4728

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously report on April 9, 2010, Volcano Corporation (“Volcano”) and its wholly owned subsidiary, Axsun Technologies, Inc., (“Axsun”) entered into a joint stipulation on April 7, 2010, (the “Stipulation”) with LightLab Imaging, Inc. (“LightLab”) relating to the litigation filed by LightLab against Volcano and Axsun on January 7, 2009 in the Superior Court (the “Court”) of Massachusetts, Suffolk County (the “Action”).

The Action was bifurcated by the Court and a trial with respect to the liability of the defendants has occurred, with the jury returning a verdict on February 4, 2010. A trial in the Action with respect to damages was set to commence on April 7, 2010 (“Damages Trial”). In lieu of conducting the Damages Trial, the parties agreed and stipulated that the sum of $200,000 would be treated as if it were the jury’s verdict against the defendants in the Damages Trial.

Upon the entry of the Stipulation, LightLab waived its rights, if any, to make any additional claims for special damages relating to lasers received in 2009 that do not meet the version 6 specification, special damages claimed by LightLab in prior pleadings, and the repair and/or replacement of any of the lasers specified in the Stipulation. In addition, Axsun waived its rights, if any, to make any claim for recovery from LightLab certain engineering charges in connection with a development and supply agreement with LightLab, and for return by LightLab of any of the lasers specified in the Stipulation.

Under the Stipulation, all parties expressly reserve their otherwise properly preserved rights of appeal. These rights would include Lightlab appellate rights, if any, regarding its claim for alleged lost profits to the extent Lightlab is able to establish that it has properly preserved such rights. Volcano is not in the position to predict or estimate the ultimate outcome or possible losses relating to the Action.

A copy of the Stipulation is filed as Exhibit 99.1 hereto. The foregoing description is subject to, and qualified in its entirety by, the Stipulation.

Item 9.01	Financial Statements and Exhibits.

(d)

No.	Description
99.1	Joint Stipulation, dated April 7, 2010, by and between the Company, Axsun Technologies Inc. and LightLab Imaging, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLCANO CORPORATION

By:	/s/ John T. Dahldorf
John T. Dahldorf Chief Financial Officer

Date: April 12, 2010